SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made effective as of the 11th day of February, 2019 (the “Execution Date”)

AMONG:

SFE GLOBAL INC., a company incorporated under the laws of the State of Washington and having an address at 1313 E. Maple St., Suite 201-408, Bellingham, Washington, USA 98225

(the “Target”)

AND:

EACH OF THE SHAREHOLDERS OF THE TARGET, as set out in Schedule A attached hereto

(each, a “Target Vendor” and, collectively, the “Target Vendors”)

AND:

QWICK MEDIA INC., a company incorporated under the laws of the Cayman Islands and having an address at Eastlake Campus, 104 – 8331 Eastlake Drive, Burnaby, BC V5A 4W2

(the “Purchaser”)

WHEREAS:

A.        The Target Vendors are the registered and beneficial owners of all of the issued and outstanding Target Shares (as defined herein), which will constitute all of the issued and outstanding Target Securities (as defined herein) as at the Closing (as defined herein);

B.        The Purchaser has made an offer to the Target Vendors to acquire all of the issued and outstanding Target Shares as at the Closing in exchange for a cash payment in the aggregate amount of $999.99 (the “Cash Consideration”), in the respective amounts set opposite each Target Vendor’s name on Schedule A under the heading “Cash Consideration”; and

C.        Upon the terms and subject to the conditions set forth in this Agreement, the Target Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Target Vendors, all of the Target Vendors’ legal and beneficial interest in the Target Shares, such that, immediately following the Closing, all of the Target Securities (being solely comprised of the Target Shares) will be owned by the Purchaser, and the Target will be a wholly-owned subsidiary of the Purchaser;

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Target, the Target Vendors and the Purchaser (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Agreement, the following words and phrases will have the following meanings:

“Affiliate” means a company that is affiliated with another company as described below. A company is an Affiliate of another company if (a) one of them is the subsidiary of the other, or (b) each of them is controlled by the same person. A company is “controlled” by a person if (a) voting securities of the company are held, other than by way of security only, by or for the benefit of that person, and (b) the voting securities, if voted, entitle the person to elect a majority of the directors of the company. A person beneficially owns securities that are beneficially owned by (a) a company controlled by that person, or (b) an Affiliate of that person or an Affiliate of any company controlled by that person.

“Agreement” means this Share Purchase Agreement, and all of the schedules and other documents attached hereto, as it may from time to time be supplemented or amended;

“Applicable Laws” means, with respect to any Person, any domestic (whether federal, provincial, state, territorial, municipal or local) or foreign statutes, laws, ordinances, rules, administrative interpretations, regulations, Orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Applicable Securities Laws;

“Applicable Securities Laws” means all applicable securities laws in all jurisdictions relevant to this Agreement, including the rules and policies of any stock exchange;

“Business Day” means any day on which commercial banks are generally open for business in the City of Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a holiday in the City of Vancouver, British Columbia under the laws of the Province of British Columbia or the federal laws of Canada;

“Cash Consideration” has the meaning set forth on page 1 of this Agreement;

“Closing” means the closing of the Transaction pursuant to the terms of this Agreement;

“Closing Date” means the date of the Closing;

“Contract” means any contract, agreement, option, lease, license, sale and purchase order, commitment, understanding or other right or obligation of any kind, whether written or oral, to which any Party, or any Affiliate thereof, is a party, or is bound or affected, or to which any of its respective properties or assets is subject;

“Employee” means, with respect to any Person, any current, former or retired employee, officer, manager, consultant or director of such Person;

“Encumbrances” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, security under Sections 426 or 427 of the Bank Act (Canada), trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Corporation, the Shares or the Assets;

“Execution Date” has the meaning set forth on page 1 of this Agreement;

“GAAP” means generally accepted accounting principles as set forth in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with Accounting Standards for Private Enterprises, at the relevant time, applied on a consistent basis;

“Governmental Body” means: (a) any governing body of any nation, state, province, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, provincial, local, municipal, foreign or other government, (c) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (d) any multi-national organization or body, or (e) anybody exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator;

“IFRS” means International Financial Reporting Standards as adopted by the Canadian Accounting Standards Board, applied on a consistent basis with prior periods;

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Lien” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (a) statutory liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and Encumbrances, if any, that will not result in a Material Adverse Effect;

“Material Adverse Effect” means, when used in connection with a Person, any change, event, violation, inaccuracy, circumstance or effect that is reasonably to be expected to result in losses, individually or in the aggregate, of at least $25,000, or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such Person or any Affiliate thereof, other than any change, event, circumstance or effect to the extent resulting from: (a) the announcement of the execution of this Agreement and the transactions contemplated hereby, (b) changes in legal or regulatory conditions generally affecting the Target Business or the Purchaser Business, except that any such change, effect, event or occurrence will be considered in determining whether there has been, or will be, a Material Adverse Effect if the same disproportionately affects the Target, the Purchaser, the Purchaser Business or the Target Business, (c) changes in the capital markets generally, or (d) changes in GAAP or IFRS, as applicable;

“Material Contracts” means any Contract or other obligation or right (and all amendments, modifications and supplements thereto to which any Party is a party affecting the obligations of any Party thereunder) to which any Party is a party or by which any of their respective properties or assets are bound that are material to the Business, properties or assets of such Party, including, to the extent any of the following are material to the Business, properties or assets of a Party, all: (a) employment, severance, personal services, consulting, non-competition or indemnification Contracts (including any Contract to which a Party is a party involving Employees), (b) Contracts granting a right of first refusal or first negotiation, (c) partnership or joint venture Contracts, (d) Contracts for the acquisition, sale or lease of material properties or assets of a Party (by purchase or sale of assets, shares or otherwise), (e) Contracts with any Governmental Body, (f) loan or credit Contracts, instruments evidencing indebtedness for borrowed money by a Party or any such Contract pursuant to which indebtedness for borrowed money may be incurred, (g) Contracts that purport to limit, curtail or restrict the ability of a Party to compete in any geographic area or line of business, (h) commitments or understandings to enter into any of the foregoing, and (i) all Contracts that provide for annual payments to or from a Party in excess of $10,000 per annum;

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body;

“Organizational Documents” means: (a) the certificate of incorporation, articles, bylaws or other constating documents of a Person, (b) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (c) any amendment to any of the foregoing;

“Party” and “Parties” have the meaning set forth on page 2 of this Agreement;

“Person” is to be construed broadly and includes an individual, sole proprietor, corporation, body corporate, partnership, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity, or any trustee, executor, administrator or other legal representative thereof;

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body;

“Purchaser” has the meaning set forth on page 1 of this Agreement;

“Purchaser Business” means all business conducted by the Purchaser at any time prior to or following the Closing;

“Purchaser Shares” means the common shares in the capital of the Purchaser and “Purchaser Share” means any one of them;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Target” has the meaning set forth on page 1 of this Agreement;

“Target Board” means the board of directors of, the Target, as applicable;

“Target Business” means all business conducted by the Target at any time prior to or following the Closing;

“Target Securities” means any Target Shares and any other securities or other indebtedness of the Target convertible or exercisable into, or exchangeable for, Target Shares;

“Target Shares” means all of the issued and outstanding shares in the capital of the Target, being 99,999.99 common shares in the capital of the Target;

“Target Vendor Certificate” has the meaning set forth in Section 2.2;

“Tax” means, with respect to any Person, any tax, assessment, charge, dues, duty, rate, fee, impost, levy or similar charge of any kind, lawfully levied, assessed or imposed by any Governmental Body, including any income tax (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and capital tax, gross receipts tax, environmental tax or charge, sales tax, use tax, ad valorem tax, value added tax, transfer tax (including, without limitation, any tax relating to the transfer of interests in real property or entities holding interests therein), franchise tax, license tax, withholding tax, health tax, payroll tax, employment tax, pension plan premium, excise tax, severance, social security, workers’ compensation, employment insurance or compensation tax, mandatory pension or other social fund tax or premium, stamp tax, occupation tax, premium tax, property tax, windfall profits tax, alternative or add-on minimum tax, goods and services tax, harmonized sales tax, customs duties or other tax, fee, import, assessment or charge of any kind whatsoever, or any instalment in respect thereof, together with any interest and any penalty or additional amount imposed by any Governmental Body (domestic or foreign) on such Person, and any interest, penalty, additional tax or addition to tax imposed with respect to the foregoing, whether disputed by such Person or not;

“Transaction” means, collectively, the acquisition by the Purchaser of all of the Target Shares from the Target Vendors, and all other transactions contemplated by this Agreement; and

“Transaction Documents” means this Agreement and all such further documents, agreements and instruments required to be executed or filed by any Party or any Associate or Affiliate thereof to effect the consummation of the acquisition by the Purchaser of all of the Target Shares from the Target Vendors (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws relating to the acquisition by the Purchaser of all of the Target Shares from the Target Vendors, or by any other Governmental Authority having jurisdiction, in order to carry out the terms and objectives of this Agreement.

1.2        Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section or schedule is to the designated article, section or schedule of or to this Agreement, unless otherwise specifically stated;

(b)	the words “herein”, “hereof” and “hereunder”, and other words of similar import, refer to this Agreement as a whole and not to any particular article, section or schedule;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and any Person;

(d)

the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP or IFRS, as applicable, applied on a consistent basis with prior periods;

(f)

except as otherwise provided, any reference to a statute includes, and is a reference to, such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)

where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)

the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(j)

the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing for the applicable period set out in this Agreement; and

(k)

unless otherwise specifically noted, all references to currency are to Canadian dollars ($). If it is necessary to convert money from another currency to Canadian dollars, such money will be converted using the exchange rates in effect at the date of payment.

1.3        Schedules

The following are the schedules to this Agreement:

Schedule A — Target Vendors and Cash Consideration

Schedule B — Target Vendor Certificate

ARTICLE 2
PURCHASE AND SALE

2.1        Purchase of Target Shares in Exchange for Cash Consideration

Subject to the terms and conditions of this Agreement, the Purchaser irrevocably agrees to acquire the Target Shares from the Target Vendors (which will represent all of the Target Securities outstanding at the Closing), and each of the Target Vendors irrevocably agrees to sell, assign and transfer its respective Target Shares to the Purchaser, free and clear of all Liens, on the terms and conditions set forth in this Agreement, in consideration for the payment of the Cash Consideration to the Target Vendors, such that, immediately following the Closing, all of the issued and outstanding Target Securities will be owned by the Purchaser and each Target Vendor will be paid a pro-rata portion of the Cash Consideration in the amount set opposite such Target Vendor’s name on Schedule A attached hereto.

2.2        Target Vendor Certificate

To evidence each Target Vendor’s approval of the Agreement, such Target Vendor agrees to deliver to the Purchaser a fully completed and executed certificate in the form attached at Schedule B (the “Target Vendor Certificate”), and agrees that the representations and warranties set out in the Target Vendor Certificate as executed by such Target Vendor will be true and complete as at the Execution Date and the Closing.

ARTICLE 3
FILINGS

3.1        Preparation of Filings

The Parties will co-operate in the preparation of any application with respect to all filings that the Purchaser elects to make, or is required by Applicable Laws to make, in connection with the transactions contemplated herein and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals, and in the preparation of any documents, reasonably deemed by any of the Parties to be necessary to discharge its respective obligations under this Agreement or otherwise advisable under Applicable Laws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target makes the following representations to the Purchaser, as at the Execution Date and as at the Closing, and acknowledges and agrees that the Purchaser is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement:

4.1 Organization and Good Standing

(a)	The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

(b)

The Target has full corporate power, authority and capacity to conduct its business as it has been and is presently conducted, to own, operate or use the properties and assets that it purports to own, operate or use, and to perform all of its obligations under any applicable Contracts.

4.2        Capitalization

(a)

The authorized share capital of the Target consists of 100,000 common shares, of which only the Target Shares are issued and outstanding and constitute the Target Shares to be purchased by the Purchaser subject to the terms and conditions of this Agreement. All of the Target Shares have been duly authorized, are validly issued, fully paid and non-assessable.

(b)

All Target Shares have been issued in compliance with all Applicable Laws. None of the Target Shares were issued in violation of any agreement, arrangement or commitment to which the Target is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares or other securities in the capital of the Target or obligating the Target to issue or sell any shares or other securities of, or any other interest in, the Target. The Target does not have outstanding or authorized any share appreciation, phantom share, profit participation, equity compensation plans or similar rights. There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements or other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Target Shares.

4.3        Authority

The Target has all requisite power and authority to execute and deliver the Transaction Documents to be signed by it, to perform its obligations thereunder, and to consummate the transactions contemplated hereby. No other corporate or shareholder Proceedings on the part of the Target is necessary to authorize the Transaction Documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by the Target as contemplated by this Agreement will be, duly executed and delivered by the Target, and this Agreement is, and the other Transaction Documents when executed and delivered by the Target as contemplated hereby will be, valid and binding obligations of the Target, enforceable against the Target in accordance with their respective terms.

4.4        No Conflict

Neither the execution and delivery of this Agreement, nor the consummation or performance of any of the transactions contemplated herein, will, directly or indirectly (with or without notice or lapse of time or both):

(a)	contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Target or any resolution adopted by the Target Board;

(b)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Applicable Laws to which the Target, or any of its assets, may be subject;

(c)

contravene, conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Target, or that otherwise relates to the Target Business;

(d)	cause the Purchaser or the Target to become subject to, or to become liable for the payment of, any Tax;

(e)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(f)	result in the imposition or creation of any Liens upon or with respect to any of the Target Shares; or

(g)

require the Target to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

4.5        Material Contracts

The Target has provided the Purchaser with all Material Contracts entered into by the Target in the course of carrying on the Target Business. The Target is not party to or bound by any other Material Contract, whether oral or written, and the Material Contracts are all valid and subsisting, in full force and effect and unamended, and no material default or violation exists in respect thereof on the part of the Target or, to the best of the knowledge of the Target, on the part of any of the other parties thereto. The Target is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any Material Contracts or any event that, with notice or the lapse of time, or both, will create a material breach or violation thereof, or default under any Material Contracts. To the knowledge of the Target, the continuation, validity and effectiveness of each Material Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to, any Material Contract to which the Target is a party.

4.6        No Undisclosed Liabilities

Neither the Target nor any Affiliate thereof has any outstanding material Liabilities to any Person, or is a party to or bound by any suretyship, guarantee, indemnification or assumption agreement or endorsement of, or any other similar commitment with respect to, the Liabilities of any Person.

4.7        Survival

The representations and warranties of the Target under this Article 4 will survive the Closing for a period of two years.

4.8        Reliance

The Target acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of the Target contained in this Agreement, notwithstanding any independent searches or investigations that have been, or may be, undertaken by or on behalf of the Purchaser, and that no information which is now known or should be known, or which may hereafter become known, by the Purchaser or its Employees or professional advisers prior to the Closing, will limit or extinguish the Purchaser’s right to indemnification hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations to the Target as at the Execution Date and as at the Closing, and the Purchaser acknowledges that the Target is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:

5.1        Organization and Good Standing

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable Contracts. The Purchaser is duly qualified to do business as a corporation and is in good standing under the laws of each province or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on the Purchaser.

5.2        Authority

The Purchaser has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by the Purchaser, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser Board. No other corporate or shareholder proceedings on the part of the Purchaser are necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated by this Agreement will be, duly executed and delivered by the Purchaser, and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser as contemplated hereby will be, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

5.3        Non-Contravention

Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its material property or assets;

(b)	violate any provision of the Organizational Documents of the Purchaser or any Applicable Laws; or

(c)	violate any Order of any Governmental Body applicable to the Purchaser or any of its material property or assets.

5.4        Survival

The representations and warranties of the Purchaser in this Article 5 will survive for a period of two years from the Closing Date.

5.5        Reliance

The Purchaser acknowledges and agrees that the Target has entered into this Agreement relying on the warranties and representations and other terms and conditions of the Purchaser contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Target, and that no information which is now known or should be known, or which may hereafter become known, by the Target or its professional advisers prior to the Closing, will limit or extinguish the Target’s right to indemnification hereunder.

ARTICLE 6
CLOSING

6.1        Closing Date and Location

The transactions contemplated by this Agreement will be completed on the Closing Date, at such location and time as is mutually agreed to by the Purchaser and the Target. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by undertakings or the email exchange of documents between the respective legal counsel for the Purchaser and the Target, provided such undertakings and exchanges are satisfactory to each Party’s respective legal counsel.

6.2        Target and Target Vendor Closing Documents

At the Closing, the Target and the Target Vendors will deliver, or cause to be delivered, to the Purchaser the documents set forth in Section 7.1, and such other documents as the Purchaser may reasonably require to effect the transactions contemplated hereby.

6.3        Purchaser Closing Documents

At the Closing, the Purchaser will deliver, or cause to be delivered, to the Target the documents set forth in Section 8.1, and such other documents as the Target may reasonably require to effect the transactions contemplated hereby.

ARTICLE 7
PURCHASER’S CONDITIONS PRECEDENT

7.1        Purchaser’s Conditions Precedent

The obligation of the Purchaser to complete the transactions contemplated by this Agreement will be subject to the satisfaction or waiver of, at or before the Closing, the following conditions precedent:

(a)

the representations and warranties of the Target and the Target Vendors set forth in this Agreement and the applicable Target Vendor Certificate being true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of the Closing;

(b)	the Target and the Target Vendors having performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

(c)	this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser, having been executed and delivered to the Purchaser;

(d)	all of the outstanding Target Shares will be exchanged for the Cash Consideration in accordance with the terms hereof;

(e)

no injunction or restraining order of any court or administrative tribunal of competent jurisdiction being in effect prohibiting the Transaction, and no action or Proceeding having been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(f)

no claim having been asserted or made that any Person (other than the Purchaser or the Target Vendors) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Target Shares, or any other voting, equity, or ownership interest in, the Target, or (other than the Target Vendors) is entitled to all or any portion of the Cash Consideration;

(g)

all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in the Purchaser’s reasonable opinion, must be obtained prior to the Closing in order to give effect to the purchase of the Target Shares and the Transaction, including the approval of the Canadian Securities Exchange and the holders of the Purchaser Shares (each if applicable) (if applicable), having been obtained to the Purchaser’s satisfaction or in accordance with any applicable Contracts or Applicable Laws;

(h)

the Target and the Target Vendors having taken all proper steps, actions and corporate proceedings to approve the Transaction, including passing any resolutions required to ensure that the Target Shares will be transferred to the Purchaser free and clear of any Encumbrances, adverse claim, right or interest;

(i)

the Purchaser Board and the holders of the Purchaser Shares, if applicable, having approved the entry into, and the Closing, of this Agreement and the Transaction, including the payment of the Cash Consideration;

(j)	the Purchaser having received from the Target and the Target Vendors the following Transaction Documents:

(i)

certified copies of resolutions of the Target Board, approving: the entry into, and the Closing of, this Agreement and the transactions contemplated hereby, the transfer of the Target Shares to the Purchaser, the registration of the Target Shares in the name of the Purchaser, the issue of certificates representing the Target Shares registered in the name of the Purchaser, and all other matters contemplated by this Agreement,

(ii)	from each Target Vendor, a duly executed Target Vendor Certificate,

(iii)

all such instruments of transfer, duly executed, which in the opinion of the Purchaser acting reasonably are necessary to effect and evidence the transfer of the Target Shares to the Purchaser, free and clear of all Liens, and

(iv)	the corporate minute books and all other books and records of the Target; and

(k)	the Purchaser having received such evidence of value to be received by the Purchaser for the Cash Consideration as is satisfactory to the Purchaser.

7.2        Waiver/Survival

The conditions set forth in this Article 7 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing, in whole or in part, on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of the Purchaser to the Closing. Notwithstanding any such waiver, the completion of the transactions contemplated by this Agreement will not prejudice or affect in any way the rights of the Purchaser in respect of the warranties and representations of the Target and the Target Vendors in this Agreement, and the representations and warranties of the Target and the Target Vendors in this Agreement will survive the Closing for the applicable period set out in Section 4.7.

7.3        Covenant of the Target and the Target Vendors

The Target and the Target Vendors covenant to deliver to the Purchaser on or before the Closing Date all of the Closing documentation set out in Section 7.1.

ARTICLE 8
TARGET’S CONDITIONS PRECEDENT

8.1        Target’s Conditions Precedent

The obligation of the Target to complete the transactions contemplated by this Agreement will be subject to the satisfaction of or waiver of, at or before the Closing, the following conditions precedent:

(a)

the representations and warranties of the Purchaser set forth in this Agreement being true, correct and complete in all respects as of the Closing and with the same effect as if made at and as of Closing;

(b)	the Purchaser having performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;

(c)	the Target having received from the Purchaser:

(i)

certified copies of resolutions of the Purchaser Board and the holders of the Purchaser Shares, if applicable, authorizing the entry into, and the Closing, of this Agreement including the payment of the Cash Consideration, and

(ii)

a certificate executed by an officer of the Purchaser certifying that: (A) the representations and warranties of the Purchaser set forth in this Agreement are true and correct in all material respects as at the Closing, (B) the Purchaser has performed and complied with all of its material obligations, covenants and agreements required hereunder, and (C) all conditions precedent of the Purchaser for completion of the transactions contemplated herein have been satisfied or waived, and

(d)	no Proceedings pending or threatened to enjoin, restrict or prohibit the Transaction.

8.2        Waiver/Survival

The conditions set forth in this Article 8 are for the exclusive benefit of the Target and may be waived in whole or in part, on or before the Closing, by written notice from the Target, and the Closing will be deemed to mean a waiver of all conditions of the Target to Closing. Notwithstanding any such waiver, completion of the transactions contemplated by this Agreement by the Target will not prejudice or affect in any way the rights of the Target in respect of the warranties and representations of the Purchaser set forth in this Agreement, and the representations and warranties of the Purchaser in this Agreement will survive the Closing for the applicable period set out in Section 5.4.

8.3        Covenant of the Purchaser

The Purchaser covenants to deliver to the Target on or before the Closing Date all of the Closing documentation set out in Section 8.1.

ARTICLE 9
TERMINATION

9.1        Termination

This Agreement may be terminated at any time prior to the Closing by:

(a)	mutual written agreement of the Purchaser and the Target;

(b)

the Purchaser, if there has been a material breach by the Target or a Target Vendor of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Target or a Target Vendor that is not cured, to the reasonable satisfaction of the Purchaser, within ten Business Days after notice of such breach is given by the Purchaser to the Target (except that no cure period will be provided for a breach by the Target or a Target Vendor that, by its nature, cannot be cured);

(c)

the Target, if there has been a material breach by the Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of the Purchaser that is not cured, to the reasonable satisfaction of the Target within ten Business Days after notice of such breach is given by the Target to the Purchaser (except that no cure period will be provided for a breach by the Purchaser that by its nature cannot be cured); or

(d)

either the Purchaser or the Target if any Order of a Governmental Body of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and non-appealable.

9.2        Agreement of No Further Force or Effect

If either the Purchaser or the Target wishes to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)), such Party shall give written notice of such termination to the other Party. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, except as otherwise expressly contemplated hereby and provided that the provisions in Sections 9.2, 10.1, 10.4, 10.5, 10.6, 10.7 and 10.9 shall survive any termination hereof; and provided further that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

ARTICLE 10
GENERAL

10.1      Expenses

Each Party will be responsible for and bear all of its own costs and expenses (including those of such Party’s Employees, representatives (including any financial or other advisers) agents, brokers and finders, and any Affiliates thereof) incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement.

10.2      Assignment

No Party may assign any of its respective rights under this Agreement without the prior consent of each of the other Parties, provided that the consent of the Target to any assignment by the Purchaser will be deemed to also be the consent of the Target Vendors. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and assigns, as applicable.

10.3     Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

If to the Purchaser:

Qwick Media Inc.
8331 Eastlake Drive
Building 2A, Suite 104
Burnaby, British Columbia V5A 4W2
Attention: Ross Tocher
Email: ross@qwickmedia.com

With a copy (which will not constitute notice) to:

Clark Wilson LLP
900 – 885 West Georgia Street
Vancouver, British Columbia V6C 3H1
Attention: Virgil Hlus
Email: vhlus@cwilson.com

If to the Target:

SFE Global Inc.
1313 E. Maple St., Suite 201-408
Bellingham, Washington USA 98225
Attention: Kevin McMillan
Email: kevin.mcmillan@sfeglobal.com

If to the Target Vendors:

c/o Kevin McMillan
1313 E. Maple St., Suite 201-408
Bellingham, Washington USA 98225
Email: kevin.mcmillan@sfeglobal.com

(or to such other address or number as any Party may specify by notice in writing to the others).

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent or, if such day is not a Business Day, on the next following Business Day.

Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

10.4      Independent Legal Advice

The Parties acknowledge that this Agreement is the product of arm’s length negotiation among the Parties, each having obtained its own independent legal advice or been adequate opportunity to seek, independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party, irrespective of which Party was responsible for drafting this Agreement.

10.5      Governing Law; Venue

This Agreement, the legal relations between the Parties, all matters relating hereto or arising herefrom, and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the Province of British Columbia, and the federal laws of Canada applicable therein, without regard to applicable choice of law provisions thereof. The Parties agree that any action, suit or proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby will be brought in a suitable court located in the Province of British Columbia, and each Party irrevocably submits to the exclusive jurisdiction of such court.

10.6     Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect, and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

10.7      Entire Agreement

This Agreement, the schedules attached hereto, and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof, and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto.

10.8      Further Assurances

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances, as may be necessary to give full effect to the provisions and intent of this Agreement.

10.9      Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of, and be binding upon, the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable.

10.10    Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

10.11    Schedules

The schedules attached hereto are incorporated herein and expressly intended to be part of this Agreement.

10.12    Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which will together constitute one and the same instrument, and delivery of an executed copy of this Agreement by email transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Execution Date.

[Remainder of this page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Execution Date.

QWICK MEDIA INC.

Per: /s/ Ross J. Tocher
       Authorized Signatory

SFE GLOBAL INC.

Per: /s/ Glenn Cumyn
       Authorized Signatory

SCHEDULE A

TARGET VENDORS AND CASH CONSIDERATION

Name of Target Vendor	Number of Target Shares Held	Cash Consideration
Cumyn Holdings Ltd.	33,333.33	$333.33
914676 Alberta Ltd.	33,333.33	$333.33
R.J. Tocher Holdings Ltd.	33,333.33	$333.33
TOTAL:	99,999.99	$999.99

SCHEDULE B

TARGET VENDOR CERTIFICATE

Capitalized terms used but not otherwise defined in this Target Vendor Certificate (this “Certificate”) have the meanings given to such terms in that certain share purchase agreement dated February 11, 2019 (the “Agreement”) among Qwick Media Inc. (the “Purchaser”), SFE Global Inc. (the “Target”), and the holders of Target Shares, including the undersigned (the “Target Vendor”).

In connection with the payment of the Cash Consideration to the Target Vendor pursuant to the terms of the Agreement, the Target Vendor hereby represents, warrants, acknowledges and agrees, as an integral part of the Agreement, that, as at the Execution Date and as at the Closing:

1.

this Certificate forms part of the Agreement (a copy of which has been provided to the Target Vendor) and by executing this Certificate, the Target Vendor agrees to be bound by all terms, conditions and obligations of or relating to the Target Vendor contained in the Agreement, and all of such terms, conditions and obligations, and any representations and warranties of the Target Vendor contained in the Agreement, are expressly incorporated by reference herein;

2.

it is the registered and beneficial owner of the number of Target Shares listed next to its name in Schedule A to the Agreement, free and clear of all Liens, and the Target Vendor has no interest, legal or beneficial, direct or indirect, in any other Target Shares or assets of the Target;

3.

no Person has or will have any agreement or option, or any right capable at any time of becoming an agreement, to purchase or otherwise acquire the Target Shares held by the Target Vendor, or to require the Target Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber, any of the Target Shares held by the Target Vendor, other than under the Agreement;

4.

there are no agreements that could restrict the transfer of any of the issued and outstanding Target Shares held by the Target Vendor, and no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of any of the Target Shares held by the Target Vendor to which the Target Vendor is a party or of which the Target Vendor is aware;

5.

it has the legal capacity and competence to enter into the Agreement, execute this Certificate, and take all actions required pursuant hereto and, if it is a corporate entity, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize the execution and performance of this Agreement on behalf of the Target Vendor, and to transfer the beneficial title and ownership of its respective Target Shares to the Purchaser;

6.

the representations and warranties of the Target Vendor hereunder will survive the Closing and the payment of the Cash Consideration to the Target Vendor and, notwithstanding the Closing, or the waiver of any condition by the Purchaser, the representations, warranties, covenants and agreements of the Target Vendor and the Target set forth in the Agreement will (except where otherwise specifically provided in the Agreement) survive the Closing and will continue in full force and effect for a period of two years;

B-2

7.

the Purchaser is entitled to rely on the acknowledgements, agreements, representations and warranties, and the statements and answers of the Target Vendor, contained in the Transaction Documents, including this Certificate, and the Target Vendor will hold harmless the Purchaser from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Purchaser, and no information which is now known or should be known, or which may hereafter become known, by the Purchaser or its officers, directors or professional advisers, prior to the Closing, will limit or extinguish the Purchaser’s right to indemnification hereunder;

8.	the address of the Target Vendor as set out on the signature page to this Certificate is the sole address of the Vendor; and

9.	this Certificate may be executed and delivered by email transmission or other form of electronic transmission capable of producing a printed copy and in any case will be deemed to be an original.

[Remainder of this page left intentionally blank. Signature page follows.]

B-3

IN WITNESS WHEREOF, the Target Vendor has executed this Certificate as of the Execution Date.

____________________________________________________________________________
(Signature of Target Vendor or Authorized Signatory of Vendor if not an individual)

____________________________________________________________________________
(Name of Target Vendor – if an Individual)

____________________________________________________________________________
(Name of Authorized Signatory – if not an Individual)

____________________________________________________________________________
(Title of Authorized Signatory – if not an Individual)

____________________________________________________________________________
(SIN, SSN, or other Tax ID Number of the Vendor)

____________________________________________________________________________
(Address of Target Vendor, including city, province of residence and postal code)

____________________________________________________________________________

____________________________________________________________________________
(Telephone Number) (Email Address)